Investor Contact: Michelle D. Esterman Chief Financial Officer +352 2469 7950 Michelle.Esterman@Altisource.lu	Press Contact: Nicole L. Messier Vice President, Corporate Communications 617-357-6349 Nicole.Messier@altisource.com

Altisource Shareholders Elect New Independent Director

Orin S. Kramer Joins Altisource Board of Directors

LUXEMBOURG - August 22, 2016 - Altisource Portfolio Solutions S.A. (“Altisource” or the “Company”) (NASDAQ: ASPS), a leading provider of real estate, mortgage and technology services, today announced that Orin S. Kramer was elected as an additional independent director of the Company.

“The Board nominated Mr. Kramer to serve on our Board based on his extensive business experience and deep knowledge of the financial services industry,” said Timo Vättö, Chairman of the Board of Directors of Altisource. “With over 35 years of experience in various public sector roles and in the financial services industry, Mr. Kramer brings both financial expertise and a valuable perspective on government, regulation and risk management. We are very pleased that Mr. Kramer accepted the invitation to join our Board.”

“I would like to welcome Mr. Kramer to Altisource’s Board. I am looking forward to working with Mr. Kramer and the rest of the Board as we continue to execute on our strategy,” said William B. Shepro, Chief Executive Officer of Altisource.

Mr. Kramer manages Boston Provident, L.P., a private investment fund founded in 1992. In addition, Mr. Kramer has extensive experience in the public sector and is a member of the Financial Research Advisory Committee of the U.S. Treasury’s Office of Financial Research. He served as Chairman of the New Jersey State Investment Council from 2002 to 2010 and as Chairman of the Robert F. Kennedy Center from 2009 to 2013. He chairs the Investment Committee of the National Park Foundation and serves on the Board of the Climate Reality Project, chaired by former Vice President Gore. In 2011, Mr. Kramer was appointed to the New York State Council of Economic and Fiscal Advisors by Governor Cuomo. In 1995, he was designated by the Secretary of Treasury to serve as a member of the Advisory Commission on Financial Services. He was named by President Clinton as a member of the Commission to Study Capital Budgeting. From 1977 to 1981, he served as Associate Director of the White House Domestic Policy Staff.

Mr. Kramer has also served on the boards of a number of financial services firms, both public and private, and is a published author. Mr. Kramer received a Bachelor of Arts from Yale College and a Juris Doctorate from Columbia Law School.

About Altisource®
Altisource Portfolio Solutions S.A. is a premier marketplace and transaction solutions provider for the real estate, mortgage and consumer debt industries. Altisource’s proprietary business processes, vendor and electronic payment management software and behavioral science-based analytics improve outcomes for marketplace participants. Additional information is available at www.Altisource.com.
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Source: Altisource Portfolio Solutions S.A.